EGAN SYSTEMS, INC.
                        COMPUTATION OF PER SHARE EARNINGS

Computation of per share earnings:

The following data show the amounts used in computing earnings per share and the effect on (loss) income and the weighted average number of shares of dilutive potential common stock.

                                                                    Nine Months Ended
                                                                      SEPTEMBER 30,
                                                                2000               1999
                                                                ----               ----


(Loss) income available to common stockholders             $   (429,945)       $   139,348
                                                           ============        ===========

Weighted average number of common shares in
 primary EPS                                                 19,368,874         18,646,652

Effect of dilutive securities                                   200,000          4,682,642
                                                           ------------        ------------
Weighted average number of common shares and
 dilutive potential common stock used in
 fully diluted EPS                                           19,568,874        $23,329,294
                                                           ============        ===========

Net (loss) income per common share:

 Basic                                                     $      (0.02)       $      0.01
                                                           ============        ===========

 Fully diluted                                             $    -              $      0.01
                                                           ============        ===========

For 2000, the effect of dilutive securities were not included in computing fully diluted EPS because their effects are anti-dilutive.


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